Rule 424(b)(2)
                                          File Nos. 333-114270 and 333-114270-03
PRICING SUPPLEMENT NO. 24 DATED February 1, 2006
     (To Prospectus Dated April 21, 2004 and Prospectus Supplements Dated February 7, 2005 and December 14, 2005)

                        COUNTRYWIDE FINANCIAL CORPORATION
                           Medium-Term Notes, Series A
                   Due Nine Months or More From Date of Issue
                     Payment of Principal, Premium, if any,
              and Interest Fully and Unconditionally Guaranteed by
                          COUNTRYWIDE HOME LOANS, INC.
                                Fixed Rate Notes


Trade Date:                February 1, 2006                   Book Entry:    |X|
Public Offering Price:     100.00%                            Certificated:  |_|
Agent Discount:            4.095248%     Principal Amount:           $53,926,000
Purchase Price:            95.904752%    Net Proceeds:            $51,717,596.56
Original Issue Date:       February 8, 2006  Specified Currency:    U.S. Dollars

Stated Maturity Date:      February 8, 2036
Interest Rate:             6.00%

Exchange Rate Agent:       N/A

Agent:                     Countrywide Securities Corporation

Minimum Denomination:      $1,000
     Interest Payment Dates: Semi-annually, on the 8th of each February and August, commencing August 8, 2006
Record Dates: 15 days prior to the Interest Payment Date

Redemption:                                               Repayment:

     Check box opposite applicable paragraph: Check box opposite applicable paragraph:
     |_| The Notes cannot be redeemed prior to maturity. |X| The Notes cannot be repaid prior to maturity.
     |X| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:  February 8, 2011        Optional Repayment Dates:
     Initial Redemption Percentage: 100%
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |X|


Additional/Other           Terms: The Notes may be redeemed on the 8th of each
                           February and August, in whole or in part, on or after the Initial Redemption Date, upon 10 business days' notice to the Holder.















         The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation. As of September 30, 2005, Countrywide Financial Corporation, on an unconsolidated basis, had no secured indebtedness outstanding, $10,987,047,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Financial Corporation and will rank equally with the Notes to which this Pricing Supplement relates, $500,000,000 aggregate principal amount of unsecured and subordinated indebtedness outstanding and $235,913,000 of inter-company notes payable. As of that date, Countrywide Home Loans, Inc. had $19,324,212,000 aggregate principal amount of secured indebtedness outstanding, including $14,966,571,000 of inter-company borrowings, and $20,458,958,000 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, including $21,295,000 of inter-company borrowings, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans, Inc. and will rank equally with the Guarantees to which this Pricing Supplement relates.

         You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplements and Prospectus. Countrywide Financial Corporation and Countrywide Home Loans have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Financial Corporation and Countrywide Home Loans are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

         You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplements and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Financial Corporation and Countrywide Home Loans may have changed since that date.